SUBADVISORY AGREEMENT

This Subadvisory Agreement (as amended from time to time, this “Agreement”) is entered into as of the 15th day of August, 2023, by and between Azzad Asset Management, Inc., a Delaware corporation (the “Adviser”), and Federated Investment Management Company, a Delaware statutory trust (“Sub-Adviser”).

RECITALS

WHEREAS, Adviser has entered into an Investment Advisory Agreement, dated August 15, 2023 (the “Advisory Agreement”) with Azzad Funds, a Massachusetts business trust (the “Company”), pursuant to which Adviser provides portfolio management services to the series of the Company set forth on Schedule 1 to this Agreement (each a “Fund” and, collectively, the “Fund(s)”);

WHEREAS, the Advisory Agreement permits the Adviser to delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more subadvisers;

WHEREAS, Adviser and the Board of Trustees (the “Board”) of the Company desire to retain Sub-Adviser to render portfolio management services to the Company and the Fund(s), or a portion of the assets of the Fund(s) as assigned to Sub-Adviser by Adviser from time to time, (the “Subadvised Assets”) in the manner and on the terms set forth in this Agreement; and

WHEREAS, the Board, including a majority of the Trustees who are not interested persons of the Fund(s), Adviser or Sub-Adviser, have approved this Agreement and the subadvisory arrangement contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and intending to be legally bound, Adviser and Sub-Adviser agree with respect to each Fund as follows:

SECTION 1.

APPOINTMENT OF SUB-ADVISER.

Subject to and in accordance with the provisions of this Agreement, Adviser hereby:  (a) appoints Sub-Adviser as investment subadviser for each Fund with respect to the Subadvised Assets to perform the investment advisory and any other services to each such Fund set forth in this Agreement, and (b) delegates to Sub-Adviser the authority vested in Adviser pursuant to the Advisory Agreement to the extent necessary to enable Sub-Adviser to perform its services and other obligations under this Agreement.

SECTION 2.

SCOPE OF SUB-ADVISER’S AUTHORITY, DUTIES AND SERVICES.

(a)

General.  Adviser hereby authorizes Sub-Adviser, in its discretion and without prior consultation with Adviser or the Board, to invest, reinvest and manage the Subadvised Assets of each Fund, and determine the structure and composition of the Subadvised Assets of each Fund, on a discretionary basis in accordance with: (i) the requirements of the Investment Company Act of 1940, as amended (“1940 Act”), and the rules and regulations thereunder applicable to the Fund; (ii) the requirements of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules and regulations thereunder applicable to Sub-Adviser; (iii) the provisions of Subchapter M of the Internal Revenue Code of 1986, as amended (“IRC”) applicable to “regulated investment companies” and the Fund; (iv) the investment objectives, strategies and limitations of the Fund as provided in the Fund’s current registration statement, prospectus, and statement of additional information, and in the governing documents of the Company (i.e., the Company’s declaration of trust and bylaws) as applicable to the Fund, in each case as amended and updated from time to time and provided in writing to Sub-Adviser (collectively, each of the documents identified in this clause (iii) being, the “Governing Documents”), (v) Sub-Adviser’s policies and procedures adopted under Rule 38a-1 promulgated under the 1940 Act, and (vi) such other reasonable, mutually acceptable, instructions relating to the Fund’s portfolio as the Board or Adviser may from time to time specifically adopt, and provide in writing to Sub-Adviser, as being necessary for Sub-Adviser to perform its services and other obligations under this Agreement (“Instructions”); provided, that, notwithstanding any other provision of this Agreement, Adviser or the Company shall be responsible, and Sub-Adviser shall not be responsible (including for any related costs or expenses), for ensuring that the Fund(s) comply with all ethical, qualification, certification and other requirements applicable to the Fund(s) or portfolio investments (including management of the Fund(s)) under Shariah law or principles (collectively, “Shariah Requirements”).

(b)

Sub-Adviser Services and Duties.  Subject to and in accordance with the provisions of this Agreement, to enable Sub-Adviser to perform the general duties described in Section 2(a) above:

(i)

General Services.  Adviser hereby authorizes Sub-Adviser to, and Sub-Adviser will, (A) formulate and implement a continuous investment program for the Subadvised Assets of each Fund, and (b) take the steps that Sub-Adviser determines to be reasonably necessary to implement such investment program(s), including purchasing, holding or selling the securities and other assets included in the Subadvised Assets of each Fund, selecting brokers, dealers and other intermediaries, settling and allocating trades, aggregating trades, and seeking to obtain best execution, in each case in accordance with the 1940 Act, the Advisers Act and the rules and regulations thereunder, and Sub-Adviser’s applicable policies and procedures as in effect from time to time.  As required under the 1940 Act, Sub-Adviser will not consult with any other sub-adviser to the Company or the Fund(s) that is a principal underwriter or an affiliated person of a principal underwriter concerning transactions of the Company or the Fund(s) in securities or other assets, and Sub-Adviser will be responsible for providing investment advice under this Agreement only with respect to the Subadvised Assets of each Fund.

(ii)

Selection of Brokers, Dealers and Other Securities Intermediaries.  Without limiting Section 2(b)(i) above:  (A) Sub-Adviser may select brokers, dealers and other intermediaries that are affiliated persons of the Company, the Fund(s), Adviser or Sub-Adviser, provided that any trade orders placed with any such affiliated person are placed in accordance with the 1940 Act, and the rules and regulations thereunder, and Sub-Adviser’s applicable policies and procedures as in effect from time to time; (B) Sub-Adviser may select brokers, dealers and other intermediaries on the basis that they provide brokerage, research or other services or products to a Fund or other clients of Sub-Adviser or an affiliated person of Sub-Adviser, provided that such selections are made in accordance with Sub-Adviser’s applicable policies and procedures as in effect from time to time; and (C) in selecting brokers, dealers and other intermediaries, Sub-Adviser may also consider the reliability, integrity and financial condition of a broker, dealer or other intermediary, the size of and difficulty in executing a transaction, and other factors that Sub-Adviser deems appropriate and consistent with Sub-Adviser’s policies and procedures as in effect from time to time.

(iii)

Aggregation of Orders.  Without limiting Sections 2(b)(i) or (ii) above, Sub-Adviser may (but shall not be obligated to) aggregate purchase or sale orders for the Subadvised Assets with contemporaneous purchase or sale orders of other clients of Sub-Adviser or its affiliated persons.  In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Adviser in the manner Sub-Adviser considers to be equitable and consistent with Sub-Adviser’s applicable policies and procedures as in effect from time to time.  Adviser hereby acknowledges that such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

(iv)

Recordkeeping.  Adviser hereby authorizes Sub-Adviser to, and Sub-Adviser will, maintain and preserve such books and records relating to the Subadvised Assets of each Fund and the services provided by Sub-Adviser under this Agreement as required of an investment sub-adviser to a registered investment company pursuant to Section 31 of the 1940 Act or Section 204 of the Advisers Act and the rules and regulations promulgated thereunder.  Sub-Adviser agrees that such books and records are the property of the Company, and that Sub-Adviser will surrender such books and records to Adviser or the Company, or either of their designees, promptly upon request (provided, that Sub-Adviser may retain copies of any or all of such books and records).  Sub-Adviser will permit Adviser to reasonably inspect such books and records during normal business hours upon reasonable prior notice.

(v)

Reporting.  Sub-Adviser agrees to provide such reasonable reports as mutually agreed upon by Adviser and Sub-Adviser at such times as mutually agreed upon by Adviser and Sub-Adviser.  Sub-Adviser will provide Adviser with such other information regarding Sub-Adviser or Sub-Adviser’s management of the Subadvised Assets of each Fund as is legally required for any shareholder report (including Forms N-SAR of N-CSR), amended registration statement, prospectus or statement of additional information (including Form N-1A), portfolio holding report (including Form N-Q), proxy statement (including Form N-14), or “blue-sky” filing, or any amendment or supplement to any of the foregoing, of the Company or a Fund filed with the U.S. Securities and Exchange Commission (“SEC”) or applicable state securities regulator (collectively, “Required Filings”).  Upon the Company’s or Adviser’s reasonable request, Sub-Adviser also will make available its officers and employees to meet with the Board to review Sub-Adviser’s performance under this Agreement, and the performance of the Subadvised Assets of each Fund, via telephone (or video conference) on a quarterly basis and in person on a less frequent basis as mutually agreed upon by Adviser and Sub-Adviser.

(c)

Valuation.  Adviser acknowledges and agrees, on behalf of itself, the Fund(s) and the Company, that Sub-Adviser is not responsible for valuing or pricing the securities and other assets invested in, held by or sold by the Fund(s) (including the Subadvised Assets); provided, however, that Sub-Adviser will cooperate reasonably with Adviser and, unless prohibited by applicable law or confidentiality obligation, provide such information as Adviser reasonably may request for purposes of valuing or pricing securities or other assets selected by Sub-Adviser for which a readily available market price is not available.

(d)

Compliance Testing.  Adviser agrees that Sub-Adviser is not the compliance agent for the Company, the Fund(s) or Adviser, may not have access to all of the books and records of each Fund necessary to perform certain compliance testing, and will not be obligated to request any books and records of a Fund not in Sub-Adviser’s possession for purposes of compliance testing.  To the extent that Sub-Adviser has agreed to perform the services specified in this Agreement in accordance with applicable laws, rules or regulations (for example, the 1940 Act and Subchapter M of the IRC), the Governing Documents, Sub-Adviser’s policies, or written Instructions, Sub-Adviser shall perform such services at times mutually agreed between Adviser and Sub-Adviser based upon Sub-Adviser’s books and records with respect to the Subadvised Assets of each Fund, which may comprise only a portion of a Fund’s books and records, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement based upon such books and records.  In no event shall Sub-Adviser be responsible for: (1) compliance testing with respect to any assets of a Fund other than the Subadvised Assets sub-advised by Sub-Adviser; or (2) compliance testing with respect to compliance with Shariah Requirements.

(e)

Implementation of Changes.  Adviser agrees that Sub-Adviser shall be afforded a reasonable amount of time to implement any change in applicable law, rule or regulation (but in no event (except after obtaining a proper exemptive order or other relief or Adviser’s consent) beyond the mandatory compliance date for any change in applicable law, rule or regulation), any change in a Fund’s Governing Documents, any change in Sub-Adviser’s policies and procedures, and any other change arising out of any other Instructions provided by the Board or Adviser in writing to Sub-Adviser.  Sub-Adviser shall not be responsible for implementing (or failing to implement) any change in a Fund’s Governing Documents, or resulting from any Instruction of the Board or Adviser, that is not specifically identified in a writing provided to Sub-Adviser.  Sub-Adviser will promptly inform Adviser if Sub-Adviser is not able to implement any such change or new Instruction.

(f)

Adviser and Board Supervision.  Sub-Adviser’s performance of services under this Agreement shall be subject to the general supervision and monitoring of Adviser and the Board.

SECTION 3.

ADVISER’S DUTIES AND SERVICES.

(a)

General.  Adviser agrees to comply with the terms and conditions of this Agreement and the Advisory Agreement and to provide Sub-Adviser with any information that Sub-Adviser reasonably requests in order to perform its services, and comply with its obligations, under this Agreement.  Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee, monitor and review Sub-Adviser’s performance of its services and other obligations under this Agreement.  Adviser shall be solely responsible for ensuring that each Fund complies with all applicable Shariah Requirements.  Nothing in this Agreement shall relieve Adviser of any of its obligations or any liability under the Advisory Agreement.

(b)

Document Delivery Requirements.  Without limiting Section 3(a) above, Adviser shall provide Sub-Adviser with true, correct and complete copies, properly certified or otherwise authenticated, of the following documents relating to each Fund prior to the effective date of this Agreement, annually after this Agreement becomes effective and reasonably in advance of any changes in the following documents becoming effective (with any changes being identified in writing to Sub-Adviser):  (i) each current Governing Document of the Fund; (ii) any Instructions adopted by the Board or Adviser; (iii) any exemptive order relied on by Adviser, the Fund(s) or the Company that may affect the performance of Sub-Adviser’s services and other obligations under this Agreement (including any “manager of managers” exemptive order); (iv) any CFTC Rule 4.5 letter applicable with respect to a Fund or the Company; (v) the Advisory Agreement; (vi) certified resolutions of the Board, and of a duly called meeting of the shareholders of the Fund, approving the Advisory Agreement and Adviser’s appointment as investment adviser for the Fund under the Advisory Agreement, and (vii) certified resolutions of the Board, and, if necessary, of a duly called meeting of the shareholders of the Fund, approving this Agreement (and, as necessary, the services agreement referenced in Section 12(g)(iii) below), Sub-Adviser’s appointment of Sub-Adviser under this Agreement, and the arrangements contemplated by this Agreement.

(c)

Affiliated Persons of Adviser, the Fund(s) and the Company; Restricted List.  Adviser shall provide Sub-Adviser, prior to the effective date of this Agreement and annually after this Agreement becomes effective, with a written list of all affiliated persons of Adviser, the Fund(s) and the Company (and any affiliated person of such an affiliated person), and of any issuers, or securities of issuers, that may not be purchased in a Fund’s portfolio, and Adviser shall promptly provide Sub-Adviser with updated written lists whenever Adviser becomes aware of any additional affiliated persons or restricted issuers/securities or other changes to the most recently provided lists.

(d)

Limited Power of Attorney.  Adviser shall have delivered to Sub-Adviser prior to the effective date of this Agreement an executed copy(ies), signed by authorized representatives of Adviser and of the Company, on behalf of the Fund(s), of any separate limited power of attorney requested by Sub-Adviser pursuant to Section 4 below.

(e)

Disclosure Documents and Sales Literature.  Adviser agrees to (and to cause the Company and the Fund to) submit any proposed language in any Required Filings, or any sales literature, statement, communication or other document relating to the Company or a Fund that mentions Sub-Adviser (other than identifying Sub-Adviser as sub-adviser to a Fund), or that describes Sub-Adviser’ services or other obligation hereunder, to Sub-Adviser for review prior to use for prompt review of such materials by Sub-Adviser within a reasonable and appropriate deadline.  Adviser acknowledges and agrees that it is responsible for ensuring that any Required Filings, or any sales literature, statement, communication or other document relating to the Company or a Fund will at all times be in compliance with all disclosure and other requirements under applicable laws, rules or regulations, and that Sub-Adviser shall have no liability in connection therewith, except to the extent arising directly out of a material inaccuracy in, or material omission from, information furnished in writing by Sub-Adviser to Adviser, a Fund or the Company specifically for inclusion in any Required Filings that causes any such Required Filings to (i) fail to be accurate and complete in all material respects with respect to Sub-Adviser or its services, or (ii) omit to state any material fact necessary in order to make the statements made therein with respect to Sub-Adviser or its services, in light of the circumstances under which they were made, not misleading.

(f)

Proxy Voting.  Adviser hereby retains all responsibility and discretion for voting all proxies and corporate actions that are solicited by or with respect to issuers of securities or other assets in which the Subadvised Assets may be invested from time to time.  Adviser also shall be responsible for making any Form N-PX filings.

SECTION 4.

LIMITED POWER OF ATTORNEY.

Adviser hereby appoints Sub-Adviser as Adviser’s, the Company’s and each Fund’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as Sub-Adviser shall be requested by brokers, dealers or other intermediaries, counter parties and other persons or entities in connection with its management of the Subadvised Assets of each Fund.  Adviser, on behalf of itself, each Fund and the Company, hereby ratifies and confirms as good and effectual, at law or in equity, all that Sub-Adviser, and its trustees/directors, officers and employees, may do in the capacity as attorney-in-fact.  Nothing in this Agreement shall be construed as imposing a duty on Sub-Adviser, or its trustees/directors, officers and employees, to act or assume responsibility for any matters in its capacity as attorney-in-fact for Adviser, a Fund or the Company. Any person, partnership, corporation or other legal entity or natural person dealing with Sub-Adviser in its capacity as attorney-in-fact hereunder for Adviser, a Fund or the Company is hereby expressly put on notice that Sub-Adviser is acting solely in the capacity as an agent of Adviser, such Fund or the Company, and that any such person, partnership, corporation or other legal entity or natural person must look solely to Adviser, such Fund or the Company, as applicable, for enforcement of any claim against Adviser, such Fund or the Company, as Sub-Adviser assumes no personal liability whatsoever for obligations of Adviser, such Fund or the Company entered into by Sub-Adviser in its capacity as attorney-in-fact.  If requested by Sub-Adviser, Adviser agrees to have Adviser, each Fund or the Company execute and deliver to Sub-Adviser a separate form of Limited Power of Attorney in form and substance reasonably acceptable to Sub-Adviser.

SECTION 5.

COMPENSATION

For the services provided under this Agreement, Adviser shall pay to Sub-Adviser, in arrears, a fee at the annual rate set forth opposite each Fund’s name on Schedule 1 multiplied times the average daily net assets of the Subadvised Assets of such Fund.  Such fee will accrue daily and will be paid monthly to Sub-Adviser on or before the fifteenth (15th) day of the next succeeding calendar month.  The method of determining the net asset value for purposes of this Section 5 shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the Shares of the Company and the Fund as described in the prospectus of the Fund.  If this Agreement is effective for only a portion of a month, the fee will be prorated for the portion of such month during which this Agreement is in effect.

SECTION 6.

EXPENSES.

(a)

Expenses Paid by Sub-Adviser.  Sub-Adviser will pay the cost of maintaining the staff and personnel necessary for it to perform its services and other obligations under this Agreement, and the expenses of office rent, telephone, telecommunications and other facilities that are necessary for Sub-Adviser to perform its services and other obligations under this Agreement.

(b)

Expenses Not Paid by Sub-Adviser.  Each Fund shall pay or cause to be paid all of its own expenses and its allocable share of the expenses of the Company (“Company Expenses”) incurred in managing its portfolio of securities and other assets, including all commissions, mark-ups, transfer fees, registration fees, ticket charges, transfer taxes, custodian fees and similar expenses. Each Fund will also pay its allocable share of such extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Fund or the Company to indemnify its officers and trustees/directors and agents with respect thereto.

In no event shall Sub-Adviser have any obligation to pay any expenses of Adviser, the Fund(s) or the Company, including the expenses of organizing, or continuing the existence of, Adviser, the Fund(s) or the Company; fees and expenses of trustees/directors and officers of Adviser, the Fund(s) or the Company; fees for administrative personnel and services; expenses incurred in the distribution of shares of the Fund(s) or the Company (“Shares”), including expenses of administrative support services; fees and expenses of preparing, printing and filing any Required Filings, other Governing Documents, or any amendment or supplement thereto, or any sales literature, statement, communication or other document under the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act or otherwise; expenses of registering and qualifying Adviser, the Fund(s), the Company, or Shares of the Fund(s) or the Company under federal and state laws, rules or regulations; fees and expenses (including counsel, consultant or other fees and expenses) relating to ensuring that a Fund is compliant with Shariah Requirements; expenses of preparing, printing, and distributing any other Required Filings, other Governing Documents or any sales literature, statement, communication or other document to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including any cost of Share certificates), purchase, repurchase, and redemption of Shares; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, registrars and other service providers to Adviser, the Fund(s) or the Company; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of trustees/directors and shareholders and proxy solicitations therefor; insurance expenses; and association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Company and the Fund(s).

SECTION 7.

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS.

(a)

Sub-Adviser’s Representations, Warranties and Additional Covenants.  Sub-Adviser represents, warrants and covenants to Adviser as follows:

(i)

Sub-Adviser is a business entity of the type indicated in the first paragraph of this Agreement, and is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation/organization;

(ii)

Sub-Adviser has the right, power and authority under its governing documents (i.e., declaration of trust, articles of incorporation, partnership agreement or similar governing document, and bylaws) to execute and deliver, and perform its obligations under, this Agreement;

(iii)

This Agreement constitutes the legal, valid, and binding obligation of Sub-Adviser, enforceable against Sub-Adviser in accordance with its terms, except to the extent such enforceability is limited by applicable bankruptcy, fraudulent conveyance and similar laws affecting creditor or counterparty rights generally, general principles of equity or public policy;

(iv)

Neither the execution and delivery of this Agreement by Sub-Adviser nor the performance of any of Sub-Adviser’s obligations hereunder will give any person or entity the right to prevent, delay, or otherwise interfere with the performance of such obligations pursuant to:  (A) any provision of Sub-Adviser’s governing documents (i.e., declaration of trust, articles of incorporation, partnership agreement or similar governing document, and bylaws); (B) any resolution adopted by the governing body (i.e., board of directors or trustees or general partner) or shareholders of Sub-Adviser; (C) any law, rule, regulation or administrative or court order to which Sub-Adviser or its assets may be subject or bound; or (D) any material contract to which Sub-Adviser is a party or by which Sub-Adviser or its assets may be subject or bound;

(v)

Sub-Adviser is not required to obtain any consent from any person or entity in connection with the execution and delivery of this Agreement or the performance of any of Sub-Adviser’s services or other obligations under this Agreement;

(vi)

Sub-Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is registered or licensed as an investment adviser under the laws, rules or regulations of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business or the performance of its services and other obligations under this Agreement;

(vii)

Sub-Adviser is in compliance, in all material respects, with the laws, rules or regulations applicable to Sub-Adviser when performing its obligations under this Agreement.  Without limiting the foregoing, Sub-Adviser has adopted written policies and procedures reasonably designed to prevent violations of the federal securities laws as required under Rule 38a-1 promulgated under the 1940 Act or Rule 206(4)-7 under the Advisers Act, as applicable.  Without limiting the foregoing, Sub-Adviser has adopted a written code of ethics as required under Rule 17j-1 promulgated under the 1940 Act or Rule 204A-1 under the Advisers Act, as applicable.  Upon Adviser’s reasonable request, Sub-Adviser will provide Adviser and the Board with a summary of Sub-Adviser’s compliance policies and procedures.  Sub-Adviser also will promptly provide Adviser with a summary of any material amendment to Sub-Adviser’s policies and procedures for which a summary has previously been provided to Adviser promptly after any such amendments become effective.  Upon Adviser’s reasonable request, and unless prohibited by applicable law, rule or regulation, Sub-Adviser will provide Adviser and the Board with reasonable information regarding any material violation of applicable laws, rules or regulations, or Sub-Adviser’s compliance policies and procedures (including Sub-Adviser’s code of ethics), by Sub-Adviser;

(viii)

Unless prohibited by applicable law, rule or regulation, Sub-Adviser will promptly provide Adviser with notice of:  (A) the occurrence of any event which reasonably likely could disqualify Sub-Adviser from serving as an investment sub-adviser of a registered investment company under Section 9(a) of the 1940 Act or otherwise; (B) any event that would constitute a change in control (as interpreted under the 1940 Act) of Sub-Adviser; (C) any pending or overtly threatened audit, investigation, complaint, examination or other regulatory inquiry relating to the Fund(s) conducted by any state or federal governmental regulatory authority; and (D) any material change in the key portfolio management personnel responsible for the day-to-day management of the Subadvised Assets of the Fund(s);

(ix)

Upon Adviser’s reasonable request, Sub-Adviser will promptly supply Adviser with certificates of insurance setting forth its fidelity bond and errors and omissions coverages; and

(x)

Unless prohibited by applicable law, rule or regulation, Sub-Adviser will provide Adviser with prompt written notice if any of the representations, warranties or covenants in this Section 7(a) shall be breached, or become inaccurate, in any material respect.

(b)

Adviser’s Representations, Warranties and Additional Covenants.  Adviser represents, warrants and covenants to Sub-Adviser as follows:

(i)

Adviser is a business entity of the type indicated in the first paragraph of this Agreement, and is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation/organization.  The Fund is a duly constituted series of the Company, which is a business entity of the type indicated in the first recital paragraph to this Agreement, and is duly organized, validly existing, and in good standing under the laws of the Company’s jurisdiction of incorporation/organization;

(ii)

Adviser has the right, power and authority under its governing documents (i.e., declaration of trust, articles of incorporation, partnership agreement or similar governing document, and bylaws) and the Advisory Agreement to execute and deliver, and perform its obligations under, this Agreement.  Adviser has been duly appointed by the Board and the shareholders of each Fund to provide investment advisory services to each Fund as contemplated by the Advisory Agreement;

(iii)

This Agreement and the Advisory Agreement each constitutes the legal, valid, and binding obligation of Adviser, enforceable against Adviser in accordance with their respective terms, except to the extent such enforceability is limited by applicable bankruptcy, fraudulent conveyance and similar laws affecting creditor or counterparty rights generally, general principles of equity or public policy;

(iv)

Neither the execution and delivery of this Agreement or the Advisory Agreement by Adviser nor the performance of any of Adviser’s services or other obligations under this Agreement or the Advisory Agreement will give any person or entity the right to prevent, delay, or otherwise interfere with the performance of such services or other obligations pursuant to:  (A) any provision of Adviser’s governing documents (i.e., declaration of trust, articles of incorporation, partnership agreement or similar governing document, and bylaws) or the Governing Documents of the Fund(s) and the Company; (B) any resolution adopted by the governing body (i.e., board of directors or trustees or general partner) or shareholders of Adviser or the Board or shareholders of the Fund(s) or the Company; (C) any law, rule, regulation or administrative or court order to which Adviser or its assets, or the Fund(s) or the Company, or the assets of the Fund(s) or the Company, may be subject or bound; or (D) any material contract to which Adviser, a Fund or the Company is a party or by which Adviser or its assets, or the Fund(s) or the Company, or the assets of the Fund(s) or the Company, may be subject or bound;

(v)

Except for the approval(s) of the Board and, as necessary, of each Fund’s shareholders as required by Section 15 of the 1940 Act (which approval(s) have previously been obtained and remain in full force and effect), Adviser is not required to obtain any consent from any person or entity in connection with the execution and delivery of the Advisory Agreement or this Agreement, the performance of any of Adviser’s services or other obligations under the Advisory Agreement or this Agreement or the appointment of Adviser as investment adviser to the Fund(s) as contemplated in the Advisory Agreement or of Sub-Adviser as sub-adviser to the Fund(s) as contemplated in this Agreement;

(vi)

Adviser is registered with the SEC as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws, rules or regulations of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business or the performance of its services and other obligations under the Advisory Agreement and this Agreement.  The Company is a registered investment company under the 1940 Act, and the Shares of the Fund(s) and the Company are duly registered under the 1933 Act and under the laws, rules or regulations of all jurisdictions in which such Shares are offered that require such registration;

(vii)

Each of Adviser, the Fund(s) and the Company is in compliance, in all material respects, with the laws, rules or regulations applicable to Adviser, the Fund(s) or the Company.  Without limiting the foregoing, each of Adviser and the Board (with respect to the Fund(s) and the Company) has adopted written policies and procedures reasonably designed to prevent violations of the federal securities laws as required under Rule 38a-1 promulgated under the 1940 Act or Rule 206(4)-7 under the Advisers Act, as applicable.  Without limiting the foregoing, each of Adviser and the Board (with respect to the Fund(s) and the Company) has adopted a written code of ethics as required under Rule 17j-1 promulgated under the 1940 Act or Rule 204A-1 under the Advisers Act, as applicable;

(viii)

Adviser has received and reviewed a copy of Sub-Adviser’s Form ADV, Part II, copies or summaries of Sub-Adviser’s policies and procedures applicable to Sub-Adviser’s performance of its obligations and services under this Agreement, and any other information regarding Sub-Adviser or its services that Adviser or the Board has determined necessary or appropriate in connection with appointing Sub-Adviser as a sub-adviser for the Fund(s) as contemplated in this Agreement.  The Board has adopted such policies and procedures of Sub-Adviser as policies and procedures of the Company and the Fund(s).  Adviser has provided to Sub-Adviser all information and documents required under Section 3 of this Agreement;

(ix)

Adviser has instructed (or caused the Company or each Fund to instruct) the custodian(s) to the Fund(s) to:  (A) accept and carry out instructions as may be directed from the authorized persons of Sub-Adviser provided in writing by Sub-Adviser to such custodian(s) from time to time (which instructions may be orally given if confirmed in writing or given on a recorded line); and (B) provide Sub-Adviser with all operational information necessary for the Sub-Adviser to trade on behalf of the Fund(s);

(x)

Unless prohibited by applicable law, rule or regulation, Adviser will promptly provide Sub-Adviser with notice of:  (A) the occurrence of any event which reasonably likely could disqualify Adviser from serving as an investment adviser of a registered investment company under Section 9(a) of the 1940 Act or otherwise; (B) an event that would constitute a change in control (as interpreted under the 1940 Act) of Adviser; and (C) of any pending or overtly threatened audit, investigation, complaint, examination or other regulatory inquiry (other than routine or sweep regulatory examinations or inspections) relating to the Fund(s) conducted by any state or federal governmental regulatory authority; and

(xi)

Unless prohibited by applicable law, rule or regulation, Adviser will provide Sub-Adviser with prompt written notice if any of the representations, warranties or covenants in this Section 7(b) shall be breached, or become inaccurate, in any material respect.

SECTION 8.

PRIVACY; CONFIDENTIALITY.

(a)

Privacy.  Adviser and Sub-Adviser each agree to comply with the applicable requirements of Regulation S-P and other applicable state and federal laws, rules or regulations.  Specifically, each party agrees to maintain the security and confidentiality of nonpublic personal information (“NPI”) of Fund customers and consumers, as those terms are defined in Regulation S-P, 17 C.F.R. Part 248.  Each party agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specific law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by a Fund or the Company, in each instance in furtherance of fulfilling Adviser’s obligations under this Agreement and consistent with the exceptions provided in 17 C.F.R. Sections 248.14, 248.15 and 248.13, respectively.

(b)

Confidentiality.  Each party to this Agreement agrees that it shall (and, in the case of Adviser, that Adviser shall cause the Board, the Fund(s) and the Company to) treat as confidential, and not disclose to any third party, any information (including Sub-Adviser’s investment advice) provided to it (the “Receiving Party”) by the other party (the “Disclosing Party”) that is marked “Confidential” or that reasonably should be known to be confidential, including the investment activities or holdings of the Fund(s) (collectively, “Confidential Information”).  All Confidential Information that a Disclosing Party provides to the Receiving Party shall not be used by the Receiving Party (and, in cases where Adviser is the Receiving Party, by the Board, the Fund(s) or the Company) for any purpose not permitted under this Agreement.  The foregoing (a) shall not be applicable to any information that is publicly available when provided by the Disclosing Party or which thereafter becomes publicly available other than in contravention of this Agreement or any confidentiality obligation known to the Receiving Party, (b) shall not prevent disclosure or use of any Confidential Information to the extent necessary to render the services or perform the obligations pursuant to this Agreement, or otherwise to operate the Company and the Fund(s), provided, that any disclosure to a third party is made subject to confidentiality obligations substantially similar, in all material respects, to the privacy and confidentiality obligations imposed under this Section 8, and (c) shall not prevent disclosures expressly permitted or required under applicable law, rule or regulation (including in response to regulatory requests).

SECTION 9.

LIMITATIONS OF LIABILITY; INDEMNIFICATION.

(a)

General Limitation of Liability.  Neither the Sub-Adviser nor its members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any action performed or omitted to be performed, in good faith or at the discretion of the Adviser, except to the extent resulting from willful misfeasance, bad faith, reckless disregard or gross negligence on its part in the performance of its obligations and duties under this Agreement.  Without limiting the foregoing, Sub-Adviser shall not have any liability whatsoever for any investment losses incurred by a Fund, or arising from transactions by a Fund, prior to the date on which Sub-Adviser assumes responsibility for the management of the Subadvised Assets of such Fund.  The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of such rights which the Trust or the Fund may have under federal securities laws.

(b)

Indemnification.  Subject to the terms and conditions of this Agreement, each party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party, and its shareholders, controlling persons, trustees/directors, officers, employees, agents and contractors (collectively, the “Indemnified Parties”), from and against any loss, claim, penalty, fine, expense (including reasonable attorney’s fees) or other liability suffered, paid or incurred by any of the Indemnified Parties arising out of, resulting from or relating to (i) any violation of applicable law by the Indemnifying Party or its shareholders, controlling persons, trustees/directors, officers, employees, agents and contractors (or, in the case of Adviser, the Fund or its service providers, other than Sub-Adviser), or (ii) the willful misfeasance, bad faith, gross negligence or willful disregard of the Indemnifying Party’s obligations under this Agreement on the part of the Indemnifying Party or its shareholders, controlling persons, trustees/directors, officers, employees, agents and contractors (or, in the case of Adviser, the Fund or its service providers, other than Sub-Adviser).  Adviser further agrees to indemnify Sub-Adviser and other Subadviser Indemnified Parties for any loss, claim, penalty, fine, expense (including reasonable attorney’s fees) or other liability suffered, paid or incurred by any of them arising out of, resulting from or relating to a Fund’s non-compliance with Shariah Requirements.

SECTION 10.

TERM AND TERMINATION.

This Agreement shall begin with respect to a Fund as of the date that is the later of (a) the date on which this Agreement is executed and delivered by each party, (b) the date on which Adviser has provided to Sub-Adviser the information and documents with respect to such Fund required under Section 3 to be delivered by Adviser to Sub-Adviser prior to the effective date of this Agreement, or (c) the date on which both approval of this Agreement (and, as necessary, the services agreement referenced in Section 12(g)(iii)  below), and the appointment of Sub-Adviser as contemplated hereunder, by the Board and, if necessary, by the shareholders of such Fund shall have been obtained.  Adviser and Sub-Adviser agree that Sub-Adviser’s commencement of management of the Subadvised Assets of a Fund shall be conclusive evidence of the satisfaction of the foregoing conditions precedent to this Agreement becoming effective as to such Fund.  With respect to each Fund, this Agreement shall continue in effect for a period of two years from the date hereof and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund, without payment of any penalty, (i) upon not more than sixty (60) days’ prior written notice (A) by the Board, (B) by the Adviser, or (C) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund, or (ii) upon at least sixty (60) days’ prior written notice by Sub-Adviser.  Any notice of termination shall be provided to Adviser, Sub-Adviser and the Board.  This Agreement will terminate automatically, without payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.  In the event of termination of this Agreement for any reason, Sub-Adviser shall, promptly upon receiving notice of termination or a receipt acknowledging delivery of a notice of termination to Adviser, or such later date as may be specified in such notice, cease all activity on behalf of each Fund and with respect to the Subadvised Assets, except as expressly directed by Adviser, and except for the settlement of securities transactions already entered into for the account of a Fund with respect to the Subadvised Assets.  Termination of this Agreement shall not relieve Adviser or Sub-Adviser of any liability incurred hereunder.  The provisions of Sections 5, 6, 9, 10 and 12(j) of this Agreement shall survive termination for the applicable statute of limitations period.

SECTION 11.

USE OF NAMES.

(a)

By Sub-Adviser.  Nothing in this Agreement is intended, or shall be construed, as preventing Sub-Adviser or its affiliates from using Adviser’s, the Company’s or a Fund’s name in any response to a request for information/proposal, and Sub-Adviser and its affiliates are expressly authorized to include the name of Adviser, the Company or the Fund(s) on a representative client list.

(b)

By Adviser, the Company and the Fund(s).  Sub-Adviser hereby grants Adviser, the Company and the Fund(s), for the term of this Agreement, a royalty free, nonexclusive, nontransferable right to use the name “Federated” (hereinafter referred to as a “Mark”) in the United States and Saudi Arabia and in any Required Filings, or any sales literature, statement, communication or other document relating to the Company or a Fund, provided the use of such Mark is approved by the Sub-Adviser in advance in writing.  Such right does not include the right to allow third parties to use the Mark.  Countries in addition to the United States and Saudi Arabia, must be approved in advance in writing by Sub-Adviser.  Neither Adviser, the Company nor the Fund(s) shall retain any right to use of the Mark after the termination of this Agreement.  Upon termination of this Agreement, Adviser will (and will cause the Company and the Fund(s) to) immediately terminate all use of the Mark and destroy any remaining unused sales literature, statements, communications or other documents, whether written, printed or electronic, that contains the Mark.  Adviser agrees to use its best efforts to ensure that the nature and quality of the services rendered in connection with the Mark shall conform to the terms of this Agreement.  Adviser further agrees (and to cause the Company and the Fund(s)) to comply with any reasonable requirements for the use of the Mark provided from time to time by Sub-Adviser to Adviser or the Company in writing.

(c)

Required Use.  Nothing in this Agreement is intended, nor shall be construed, as preventing either Sub-Adviser (or its affiliated person) or Adviser, the Company or the Fund(s) from using the names of Sub-Adviser, Adviser, the Company or the Fund(s) in responses to regulatory examinations, inspections or inquiries, or subpoenas or other compulsory legal process.

SECTION 12.

GENERAL PROVISIONS.

(a)

Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand, (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is promptly mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to the other party):

Sub-Adviser:

Federated Investment Management Company

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attention: George Polatas

Facsimile No.: (412) 288-2925

Adviser:

Azzad Asset Management

3141 Fairview Park Drive, Suite 355

Falls Church, VA 22042

Attention: Manal Fouz

Facsimile No.: (703) 852-7478

(b)

Further Actions.  The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(c)

Conflicts of Interest.  It is understood that (i) directors/trustees, officers, agents and shareholders of the Company are or may be interested in Sub-Adviser or its affiliated persons as directors/trustees, officers, stockholders or otherwise, (ii) directors/trustees, officers, agents and shareholders of Sub-Adviser or its affiliated persons are or may be interest in the Company or the Fund(s) as directors/trustees, officers, shareholders or otherwise, (iii) Sub-Adviser may be interested in the Company or the Fund(s), and (iv) the existence of any such dual interests shall not affect the validity of this Agreement or of any transactions or performance under this Agreement except as specifically provided in (A) the Company’s declaration of trust, articles of incorporation, or similar governing document, or bylaws, (B) Sub-Adviser’s declaration of trust, articles of incorporation, partnership agreement or similar governing document, or bylaws, or (C) provisions of applicable laws, rules or regulations.

(d)

Non-Exclusivity; Nature of Relationship.  The investment subadvisory services provided by Sub-Adviser under this Agreement are not to be deemed to be exclusive, and Sub-Adviser shall be free to render similar services to other advisers, investment companies, and other types of clients; provided, however, that, without at least ninety (90) days prior written notice to Azzad, Sub-Adviser will not serve as an adviser or sub-adviser to another fluctuating net asset value management investment company registered under the 1940 Act, the shares of which are registered under the Securities Act of 1933, and that (i) has an investment objective, and investment strategies and policies, that are substantially similar to the investment objective, and investment strategies and policies, of the Fund(s), (ii) is distributed through substantially similar distribution channels as the Fund(s), and (iii) complies with all applicable Shariah Requirements..  Adviser, the Company, the Fund(s) and Sub-Adviser are not partners or joint venturers with each other and nothing in this Agreement shall be construed so as to make them partners or joint venturers or impose any liability as such on any of them.  Except as otherwise specifically provided in this Agreement (or in a limited power of attorney referenced in this Agreement), Sub-Adviser shall perform its services and other obligations under this Agreement as an independent contractor and not as an agent of Adviser, the Company, or the Fund(s).

(e)

Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, rule or regulation, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f)

Entire Agreement; No Modification.  This Agreement supersedes all prior discussions, negotiations, understandings and agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, modified or restated, except by a written agreement executed by both parties to this Agreement and in accordance with the 1940 Act and the rules and regulations thereunder.

(g)

Assignments; Successors; No Third-Party Rights; Service Providers.

(i)

Neither party may assign any of its rights under this Agreement without the prior consent of the other party.  Subject to the preceding sentence, and Section 10 above, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the permitted successors and permitted assigns of the parties. Except as expressly provided in this Agreement, nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  Except as expressly provided in this Agreement, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and permitted assigns.

(ii)

Notwithstanding anything contained in this Agreement to the contrary, Sub-Adviser may enter into arrangements with its affiliates and other third party contractors in connection with the performance of Sub-Adviser’s services and other obligations under this Agreement, including for the provision of certain personnel, services and facilities to Sub-Adviser, provided that such arrangements comply with the 1940 Act (including, if applicable the requirements of Section 15 of the 1940 Act).  Sub-Adviser agrees, subject to the terms and conditions of this Agreement, that Sub-Adviser will remain responsible for any actions or omissions of such affiliates or other third-party contractors to the same extent as if Sub-Adviser had taken such action or made such omission under this Agreement.

(iii)

Without limiting the foregoing, Sub-Adviser utilizes personnel of its affiliate, Federated Hermes (UK) LLP, an investment adviser registered in the United States with the SEC and in the United Kingdom with the Financial Conduct Authority, to provide certain credit research and other services to Sub-Adviser pursuant to a services agreement between Sub-Adviser and Federated Hermes (UK).  Subadviser will compensate Federated Hermes (UK) for such services out of Subadviser’s compensation received under this Agreement.  There will be no separate fee charged to or payable by Adviser or the Company for the services provided by Federated Hermes (UK) to Sub-Adviser.  Upon the initial and annual approval of this Agreement, the services agreement between Sub-Adviser and Federated Hermes (UK) also shall be deemed approved as and to the extent required under the 1940 Act.

(h)

Severability.  If any provision of this Agreement is held invalid or unenforceable by any regulator or court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(i)

Construction.  Unless otherwise expressly provided: (i) the words “include,” “includes” and “including” do not limit the preceding words or terms, and shall be construed to be followed by “without limitation”; (ii) the word “or” in this Agreement is disjunctive but not necessarily exclusive (and should be construed, accordingly, as “and/or”); and (iii) any reference to “days” shall mean calendar days.  This Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.  The following terms have the meanings given to such terms under the 1940 Act, and the rules and regulations promulgated thereunder: “interested persons”; “affiliated person”; “assign” or “assignment”, and “federal securities laws”.

(j)

Governing Law.  This Agreement, and all statements, certifications and other actions given, made or taken in connection with this Agreement, shall be governed by, and interpreted and construed in accordance with, (i) the laws of the State of New York without regard to conflicts of laws principles that would require the application of the law of another jurisdiction, and (ii) applicable federal law, including the 1940 Act.  To the extent that the laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, irreconcilably conflict with applicable provisions of the 1940 Act, the 1940 Act shall control.

(k)

Counterparts.  This Agreement may be executed (including by facsimile, Adobe portable document format, electronic mail, or otherwise) in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf by their duly authorized representatives as of the date first above written.

SUB-ADVISER:

ADVISER:

FEDERATED INVESTMENT MANAGEMENT

AZZAD ASSET MANAGEMENT, INC.
COMPANY

By:/s/ Judith Mackin

By:/s/ Bashar Qasem

Name:

Judith Mackin

Name:

Bashar Qasem

Title:

Senior Vice President

Title:

President & CEO

[Signature Page to Subadvisory Agreement]

SCHEDULE 1

REGISTRANT(S), FUND(S) AND FEES

Name of Registrant	Name of Fund	Annual Rate
Azzad Funds	The Wise Capital Fund

60 basis points on first $25 million in Subadvised Assets under management;

50 basis points over $25 million to $50 million in Subadvised Assets under management;

40 basis points over $50 million in Subadvised Assets under management.

The Sub-Adviser may, from time to time and for such periods as Sub-adviser deems appropriate, voluntarily reduce its compensation by providing Adviser with written notice.

Pursuant to Section 5 and Schedule 1 of this Agreement, the Sub-Adviser voluntarily reduces its fee as follows:

25 basis points on the Subadvised Assets under management. Sub-Adviser reserves the right to change or terminate its voluntary waiver upon 60 days’ advance written notice to the Adviser.